REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Shareholders of Physicians Resource Group, Inc.:

   We have audited the accompanying balance sheet of Stuart J.
Kaufman, M.D., P.A. as of December 31, 1995, and the related statements of earnings, owner's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stuart J. Kaufman, M.D., P.A. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




                                 ARTHUR ANDERSEN LLP



Dallas, Texas,
  October 28, 1996

                       STUART J. KAUFMAN, M.D., P.A.


                             BALANCE SHEETS


                                                            December 31,        June 30,
                ASSETS                                          1995              1996
                                                            ____________        ________
                                                                              (Unaudited)
CURRENT ASSETS:
Cash and cash equivalents                                     $  6,592         $ 11,410
Accounts receivable, net of allowance for
  doubtful accounts of $21,000 and $16,000, at
  December 31, 1995 and June 30, 1996 (unaudited),
  respectively                                                 321,873          242,186
Inventories                                                     86,308           81,244
Prepaid expenses and other current assets                       14,883           14,334
                                                               _______          _______
    Total current assets                                       429,656          349,174

PROPERTY AND EQUIPMENT, net                                    348,233          170,292
                                                               _______          _______
    Total assets                                              $777,889         $519,466
                                                               _______          _______
                                                               _______          _______

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES:
  Notes payable to related parties                            $316,522         $   -
  Accounts payable and accrued expenses                         31,955           12,262
  Accrued salaries and benefits                                 29,977           34,960
                                                               _______          _______
    Total liabilities                                          378,454           47,222

OWNER'S EQUITY                                                 399,435          472,244
                                                               _______          _______
    Total liabilities and owner's equity                      $777,889         $519,466
                                                               _______          _______
                                                               _______          _______




[FN]
The accompanying notes are an integral part of these financial statements.

                                       B-2

                           STUART J. KAUFMAN, M.D., P.A.


                              STATEMENTS OF EARNINGS


                                                                For the Six Months Ended
                                                December 31,            June 30,
                                                                ________________________
                                                   1995            1995             1996
                                                ____________       ____             ____
                                                                        (Unaudited)
REVENUES:
  Medical service revenues, net                 $2,254,591      $1,157,952      $1,185,879
                                                 _________       _________       _________

COSTS AND EXPENSES:
  Compensation to physician owner                1,045,465         368,992         595,269
  Salaries, wages, and benefits                    428,223         206,903         219,285
  Pharmaceuticals and supplies                     155,284          71,024          54,808
  General and administrative expenses              470,453         223,256         214,534
  Depreciation and amortization                     59,581          25,184          16,025
  Interest expense                                  23,940          20,780          11,454
  Other expenses                                     1,671             -             1,695
                                                 _________       _________       _________
    Total costs and expenses                     2,184,617         916,139       1,113,070
                                                 _________       _________       _________

    Net earnings                                $   69,974      $  241,813      $   72,809
                                                 _________       _________       _________
                                                 _________       _________       _________

SUPPLEMENTAL DISCLOSURE:
  Combined compensation to and net
    earnings of physician owner                 $1,115,439      $  610,805      $  668,078
                                                 _________       _________       _________
                                                 _________       _________       _________




[FN]
The accompanying notes are an integral part of these financial statements.

                                       B-3

                 STUART J. KAUFMAN, M.D., P.A.


                  STATEMENT OF OWNER'S EQUITY



BALANCE, December 31, 1994                      $329,461
  Net earnings                                    69,974
                                                 _______
BALANCE, December 31, 1995                       399,435
  Net earnings (unaudited)                        72,809
                                                 _______
BALANCE, June 30, 1996 (unaudited)              $472,244
                                                 _______
                                                 _______






[FN]
The accompanying notes are an integral part of these financial statements.

                                       B-4

                             STUART J. KAUFMAN, M.D., P.A.

                              STATEMENTS OF CASH FLOWS
                                                                                For the Six Months Ended
                                                              December 31,              June 30,
                                                                                ________________________
                                                                 1995            1995             1996
                                                              ____________       ____             ____
                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings                                                 $69,974         $241,813        $ 72,809
  Adjustments to reconcile net earnings to net cash
    provided by operating activities-
      Depreciation and amortization                             59,581           25,184          16,025
      Loss on sale of property and equipment                     1,671              -             1,695
      Changes in assets and liabilities-
        (Increase) decrease in-
          Accounts receivable, net                             (42,468)          74,551          79,687
          Inventories                                          (38,031)         (11,286)          5,064
          Prepaid expenses and other assets                    (14,883)          (6,735)            549
      Increase (decrease) in-
          Accounts payable and accrued expenses                  8,679          (10,394)        (19,693)
          Accrued salaries and benefits                         (2,127)          51,809           4,983
                                                                ______          _______         _______

            Net cash provided by operating activities           42,396          364,942         161,119
                                                                ______          _______         _______

CASH FLOWS FROM INVESTING ACTIVITIES:

  Proceeds from sale of property and equipment                   9,882            5,456         174,581
  Purchases of property and equipment                          (21,289)            -            (14,360)
                                                                ______          _______         _______

    Net cash provided (used) in investing activities           (11,407)           5,456         160,221
                                                                ______          _______         _______

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of related party debt                              (21,667)        (207,060)       (316,522)
                                                                ______          _______         _______

    Net cash used in financing activities                      (21,667)        (207,060)       (316,522)
                                                                ______          _______         _______

NET INCREASE IN CASH AND CASH EQUIVALENTS                        9,322          163,338           4,818
CASH AND CASH EQUIVALENTS, beginning of period                  (2,730)          (2,730)          6,592
                                                                ______          _______         _______
CASH AND CASH EQUIVALENTS, end of period                       $ 6,592         $160,608        $ 11,410
                                                                ______          _______         _______
                                                                ______          _______         _______

SUPPLEMENTAL DISCLOSURE
  Cash paid for interest                                       $23,940          $20,780         $11,454

[FN]
The accompanying notes are an integral part of these financial statements.

                     STUART J. KAUFMAN, M.D., P.A.
                     NOTES TO FINANCIAL STATEMENTS

1.   Business, Organization and Basis of Presentation:

     Stuart J. Kaufman, M.D., P.A. (the "Company"), is a professional service corporation engaged in the practice of medicine specializing in ophthalmology and optometry, with practices in Zephyrhills and Sun City Center, Florida.

     The accompanying financial statements have been prepared on the accrual basis of accounting. The supplemental caption on the statements of earnings, "Combined compensation to and net earnings of physician owner", reflects the total earnings available to the physician owner for each period.

2.   Summary of Significant Accounting Policies:

Cash and Cash Equivalents

     The Company considers all highly liquid instruments with original maturities of three months or less, as cash and cash equivalents.

Accounts Receivable

     Accounts receivable primarily consist of receivables from patients, insurers, government programs, and other third-party payors for medical services provided by physicians. Such amounts are reduced by an allowance for contractual adjustments and other uncollectible amounts. Contractual adjustments result from the differences between the rates charged by the physicians for services performed and the amounts allowed by the Medicare and Medicaid programs and other public and private insurers.

Inventories

     Inventories consist primarily of spectacle frames and lenses and are valued at the lower of cost or market with cost determined using the first-in, first-out (FIFO) method.

Property and Equipment

     Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets. Routine maintenance and repairs are charged to expense as incurred, while costs of betterments and renewals are capitalized.

Income Taxes

     The accompanying financial statements reflect the operations of a C corporation. The C corporation has historically not incurred significant tax liabilities for federal or state income taxes. Compensation to the physician owner has traditionally reduced taxable income to nominal levels. This relationship would be expected to continue in the absence of the acquisition referred to in Note 7. Because of this practice, a provision for income taxes and deferred tax assets and liabilities of the Company have not been reflected in these financial statements.

                         STUART J. KAUFMAN, M.D., P.A.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

Revenues

     Medical service revenues are accounted for in the period in which the services are provided. The revenues are reported at the estimated realizable amounts from patients, third-party payors, and others. Provisions for estimated third-party payor adjustments are estimated and recorded in the period the related services are provided. Any adjustment to the amounts is recorded in the period in which the revised amount is determined. A significant portion of the Company's medical service revenues is related to Medicare and other governmental programs. Medicare and other governmental programs reimburse physicians based on fee schedules which are determined by the related governmental agency. Additionally, the Company participates in agreements with managed care organizations to provide services at negotiated rates.

New Accounting Pronouncement

     The Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Adoption of this standard is required for financial statements for fiscal years beginning after December 15, 1995. Earlier application is encouraged. The Company does not expect the new standard to have a material effect on the results of operations.

Concentration of Credit Risk

     The Company extends credit to patients covered by programs such as Medicare, Medicaid, and private insurers. The Company manages credit risk with the various public and private insurance providers, as appropriate. Allowances for doubtful accounts have been made for potential losses, when appropriate.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Financial Information

     The unaudited interim financial statements as of June 30, 1996, and for the six months ended June 30, 1996 and 1995, have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary for a fair presentation of the unaudited financial statements. All such adjustments are of a normal and recurring nature.

                         STUART J. KAUFMAN, M.D., P.A.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

3.   Property and Equipment:

     Property and equipment consists of the following:

                                                Estimated Useful       December 31,
                                                  Lives (Years)            1995
                                                ________________       ____________
Equipment                                               5-7             $272,768
Automobiles                                             5                 47,370
Furniture and fixture                                   5-7              142,707
Leasehold improvements                                  15               364,828
                                                                         _______

Total                                                                    827,673

Less - Accumulated depreciation and amortization                        (479,440)
                                                                         _______

    Property and equipment, net                                         $348,233
                                                                         _______
                                                                         _______

4.   Related Party Transactions:

     The Company has various notes payable to the physician owner and his family. These notes call for monthly principal and interest payments, with interest rates ranging from 1% to 10%. All notes were fully paid off in 1996.

     The Company leases primary office space from the physician owner under two month-to-month oral leases. Rent expense under these oral leases was $69,354 for the year ended December 31, 1995.

5.   Commitments and Contingencies

     The Company is insured with respect to medical malpractice risks on a claims-made basis. As of December 31, 1995, no claims have been asserted against the Company. In the opinion of the management, settlement due as a result of any future litigation, is not expected to be material to the operating results or financial condition of the Company.

6.   Disclosures About the Fair Value of Financial Instruments:

     SFAS No. 107, "Disclosure About Fair Value of Financial
Instruments," requires all entities to disclose the fair value of certain financial instruments in their financial statements.
Accordingly, the carrying amounts of accounts receivable, accounts payable, accrued expenses, and notes payable approximate fair value due to the short maturity of these instruments.

                         STUART J. KAUFMAN, M.D., P.A.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)

7.   Subsequent Event:

     On August 30, 1996, the Company completed a stock-for-stock merger transaction with Physicians Resource Group, Inc. (PRG), in exchange for 216,368 shares of PRG common stock.

     The financial statements of the Company have been prepared as supplemental information about the entity which PRG acquired. The Company previously operated as a separate independent entity. The historical financial position, results of operations, and cash flows do not reflect any adjustments relating to the acquisition.